UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Ascendis Pharma A/S

(Name of Issuer)

Ordinary Shares

(Title of Class of Securities)

04351P101

(CUSIP Number)

December 31, 2016

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 04351P101		Schedule 13G

1.	Names of Reporting Persons Gilde Healthcare Holding BV

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization The Netherlands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 04351P101		Schedule 13G

1.	Names of Reporting Persons Gilde Healthcare II Sub-Holding B.V.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization The Netherlands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 04351P101		Schedule 13G

1.	Names of Reporting Persons Gilde Healthcare II Management BV

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization The Netherlands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 04351P101		Schedule 13G

1.	Names of Reporting Persons Marc Olivier Perret

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization The Netherlands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 04351P101		Schedule 13G

1.	Names of Reporting Persons Edwin de Graaf

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization The Netherlands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 04351P101		Schedule 13G

1.	Names of Reporting Persons Martemanshurk BV (100% owned by Pieter van der Meer)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization The Netherlands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 04351P101		Schedule 13G

Item 1.
	(a)	Name of Issuer: Ascendis Pharma A/S
	(b)	Address of the Issuer’s Principal Executive Offices: Tuborg Boulevard 12 DK-2900 Hellerup, Denmark

Item 2.
(a)

Name of Person Filing:
Gilde Healthcare Holding BV

Gilde Healthcare II Sub-Holding BV

Gilde Healthcare II Management BV

Marc Olivier Perret

Edwin de Graaf

Martemanshurk BV (100% owned by Pieter van der Meer)

	(b)	Address of Principal Business Office or if none, Residence: c/o Gilde Healthcare Partners BV Newtonlaan 91 3584 BP Utrecht The Netherlands
	(c)	Citizenship: Each of the reporting persons is organized and based in the Netherlands
	(d)	Title and Class of Securities: Ordinary Shares, DKK 1 nominal value per share
	(e)	CUSIP Number: 04351P101

Item 3.
Not applicable.

CUSIP No. 04351P101		Schedule 13G

Item 4.	Ownership:
Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in Item 1.
	(a)	Amount Beneficially Owned:
		Gilde Healthcare Holding BV	0 shares
		Gilde Healthcare II Sub-Holding BV	0 shares
		Gilde Healthcare II Management BV	0 shares
		Marc Olivier Perret	0 shares
		Edwin de Graaf	0 shares
		Martemanshurk BV (100% owned by Pieter van der Meer)	0 shares

Gilde Healthcare II Sub-Holding BV directly owns 0 ordinary shares of the Issuer (the “Shares). The manager of Gilde Healthcare II Sub-Holding BV is Gilde Healthcare II Management BV which is owned by Gilde Healthcare Holding BV. The three managing partners of Gilde Healthcare Holding BV are Edwin de Graaf, Marc Olivier Perret and Martemanshurk BV (of which Pieter van der Meer is the owner and manager).

Each of Messrs. Perret, De Graaf, van der Meer and Martemanshurk BV disclaim beneficial ownership of the Shares except to the extent of his or its pecuniary interest therein.
	(b)	Percent of class:
		Gilde Healthcare Holding BV	0%
		Gilde Healthcare II Sub-Holding BV	0%
		Gilde Healthcare II Management BV	0%
		Marc Olivier Perret	0%
		Edwin de Graaf	0%
		Martemanshurk BV (100% owned by Pieter van der Meer)	0%
	(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:
		Gilde Healthcare Holding BV	0 shares
		Gilde Healthcare II Sub-Holding BV	0 shares
		Gilde Healthcare II Management BV	0 shares
		Marc Olivier Perret	0 shares
		Edwin de Graaf	0 shares
		Martemanshurk BV (100% owned by Pieter van der Meer)	0 shares
(ii) Shared power to vote or to direct the vote:
		Gilde Healthcare Holding BV	0 shares
		Gilde Healthcare II Sub-Holding BV	0 shares
		Gilde Healthcare II Management BV	0 shares
		Marc Olivier Perret	0 shares
		Edwin de Graaf	0 shares
		Martemanshurk BV (100% owned by Pieter van der Meer)	0 shares
(iii) Sole power to dispose or to direct the disposition of:
		Gilde Healthcare Holding BV	0 shares
		Gilde Healthcare II Sub-Holding BV	0 shares
		Gilde Healthcare II Management BV	0 shares
		Marc Olivier Perret	0 shares
		Edwin de Graaf	0 shares
		Martemanshurk BV (100% owned by Pieter van der Meer)	0 shares
(iv) Shared power to dispose or to direct the disposition of:
		Gilde Healthcare Holding BV	0 shares
		Gilde Healthcare II Sub-Holding BV	0 shares
		Gilde Healthcare II Management BV	0 shares
		Marc Olivier Perret	0 shares
		Edwin de Graaf	0 shares
		Martemanshurk BV (100% owned by Pieter van der Meer)	0 shares

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following   ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:
Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:
Not Applicable

Item 8.	Identification and Classification of Members of the Group:

Item 9.	Notice of Dissolution of Group:
Not Applicable

CUSIP No. 04351P101	Schedule 13G

Item 10.	Certifications:
Not Applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Gilde Healthcare Holding BV

By:	/s/ / Marc Olivier Perret	By:	/s/ Edwin de Graaf	By:	/s/ Pieter van der Meer
Name:	Marc Olivier Perret	Name:	Edwin de Graaf	Name:	Martemanshurk BV
Title:	Managing Partner	Title:	Managing Partner		By:	Pieter van der Meer
					Title:	Managing Partner

*****

Gilde Healthcare II Sub-Holding BV

By:	/s/ / Marc Olivier Perret	By:	/s/ Edwin de Graaf	By:	/s/ Pieter van der Meer
Name:	Marc Olivier Perret	Name:	Edwin de Graaf	Name:	Martemanshurk BV
Title:	Managing Partner	Title:	Managing Partner		By:	Pieter van der Meer
					Title:	Managing Partner

*****

Gilde Healthcare II Management BV

By:	/s/ Marc Olivier Perret	By:	/s/ Edwin de Graaf	By:	/s/ Pieter van der Meer
Name:	Marc Olivier Perret	Name:	Edwin de Graaf	Name:	Martemanshurk BV
Title:	Managing Partner	Title:	Managing Partner		By:	Pieter van der Meer
					Title:	Managing Partner

*****

By:	/s/ / Marc Olivier Perret	By:	/s/ Edwin de Graaf	By:	/s/ Pieter van der Meer
Name:	Marc Olivier Perret	Name:	Edwin de Graaf	Name:	Martemanshurk BV
					By:	Pieter van der Meer
					Title:	Managing Partner

February 3, 2017

CUSIP No. 04351P101	Schedule 13G

EXHIBIT INDEX

Exhibit 1                Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.